Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Post Effective Amendment No. 3 to Form S-1 No. 333-152042) of USA Technologies, Inc. of our report dated September 26, 2007, on the consolidated statements of operations, stockholders equity, cash flows and  financial statement schedule for the year ended June 30, 2007 appearing in the annual report on Form 10-K of USA Technologies, Inc. for the year ended June 30, 2009.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ Goldstein Golub Kessler LLP
GOLDSTEIN GOLUB KESSLER LLP

New York, NY
July 15, 2010